EXHIBIT 2.5.1.3

                AGREEMENT BETWEEN WORLDCOM NETWORK SERVICES INC.
                          AND ABLE TELCOM HOLDING CORP.
                                JANUARY 26, 1999

         This Agreement ("Agreement") is the definitive agreement referred to in paragraph 7 of an agreement between the parties dated September 9, 1998 (the "September Agreement") and supersedes the September Agreement. The parties agrees as follows:

         1. NOTE TERMS. The existing Promissory Note with Able Telcom Holding Corp. ("Able") as the maker and MFS Communications Company, Inc. ("MFS") as the payee shall be assigned to WorldCom Network Services, Inc. ("WorldCom") and shall be replaced by a promissory note of Able payable to WorldCom in the principal amount of $30,000,000 bearing interest at 11.5% from September 1, 1998.

         The Maturity Date of the Note will be December 15, 2000 (the "Maturity Date"). Interest shall accrue and be payable on February 28, 1999 and quarterly thereafter and on the Maturity Date.

         The Note may be prepaid in part or in total without penalty.

         The principal amount of the Note shall be prepaid as follows:

         a. Subject to the consent of NationsBank, N.A., after the date hereof, by applying as a credit thereto an amount equal to 8% of the amount otherwise payable by WorldCom, or any affiliate thereof, to Able, or any affiliate thereof, under any "Management Services Agreement" ("MSA"), including, without limitation, the MSA dated July 2, 1998;

         b. By Able paying WorldCom on the first business day after Able receives the proceeds of any of the following:

                  i.       $7,000,000 upon the sale of NYSTA conduit;

                  ii. $1,500,000 upon payment by The Williams Companies of a fee for the installation of conduit; and

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                  iii.     The greater of 50% of the net profits or 25% of the
                           proceeds received from time to time under any maintenance agreement associated with the sale of NYSTA conduit.

         2. ADDITIONAL PAYMENTS. On December 29, 2000, Able shall pay to WorldCom the following amounts, if positive:

                  a. The difference between $12,000,000 related to losses on MFS Network Technologies, Inc. ("MFSNT") projects in existence on March 31, 1998 and recorded by MFSNT as of June 30, 1998 and the amount of the actual losses recorded as of the Maturity Date; and

                  b. The difference between $5,000,000 recorded as reserves for the litigation described on SCHEDULE 1 attached hereto (the "Litigation") and the aggregate costs of Able in defending the Litigation, and payments made in settlement or in payment of judgments with respect to the Litigation, as of the Maturity Date.

         3. OTHER DOCUMENTS. The Stock Pledge Agreement and the stock options dated July 2, 1998, shall remain outstanding and in full force and effect, except that the exercise and registration periods of each shall be extended one year and except that the lien is subordinated to NationsBank, N.A.

         4. EQUITY AWARD. The Equity Award referred to in paragraph 4 of the September Agreement has been effected by the execution and delivery of Stock Appreciation Rights Agreements dated on or about January 8, 1999.

         5. INDEMNIFICATION. Able will indemnify and hold harmless WorldCom, and its affiliates, and each of their respective employees, representatives, officers and directors (the "Indemnified Parties") from and against any and all claims, liabilities, losses, damages, actions, attorneys' fees and demands (the "Indemnified Losses") resulting from the claims, demands, investigations, proceedings or lawsuits of or by any person arising out of the business operations acquired in the MFSNT acquisition EXCEPT for Michigan township for access rights and the Sirit litigation.

         Able shall pay for or reimburse an Indemnified Party for any ascertained Indemnified Loss in advance of a final disposition of the matter as to which indemnification is sought within ten (10) days after submission of a claim for Indemnified Losses by an Indemnified Party.

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         6. PERFORMANCE BONDS. Promptly after the closing of the transactions contemplated by this Agreement, Able shall cause WorldCom to be released from any and all liability on existing performance bonds and reimbursement agreements (other than bond E-470 Project) relating to any project to which MFSNT is or was a party.

         7. MUTUAL RELEASES The parties shall enter into mutual releases in customary form with respect to matters arising before the date hereof, but excluding obligations hereunder and other outstanding documentation between WorldCom, Able and their affiliates.

         8. LEGAL INTENT. The Parties intend to be legally bound by this Agreement and agree that this Agreement contains the necessary material items to be considered a contract.

         9. REMEDIES. The parties agree that in addition to all other remedies which an aggrieved party may have, this Agreement may be enforced by either party by an action for specific performance in any court of competent jurisdiction.

         This Agreement is entered into this 26th day of January, 1999.

WORLDCOM NETWORK                           ABLE TELCOM HOLDING CORP.
SERVICES INC.

By: /s/ DAVID E. MEYERS                    By: /s/ BILLY V. RAY
    --------------------------                 ------------------------------
Name: DAVID E. MEYERS                      Name: BILLY V. RAY
      ------------------------                   ----------------------------
Title: V.P. and Comptroller                Title: CEO and President
       -----------------------                    ---------------------------


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